                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            TRANSITION SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE

                   (Name of Person(s) Filing Proxy Statement,
                         if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

   ------------------

   * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            TRANSITION SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 11, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of Transition Systems, Inc. (the "Company") will be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts on Tuesday, February 11, 1997, beginning at 10:00 A.M., local time, for the following purposes:

     1.    To consider and vote upon the election of two Class I directors;

     2. To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the current fiscal year; and

     3. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Friday, December 13, 1996, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Donald R. Ware
                                          Clerk

January 10, 1997
Boston, Massachusetts

                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU
                          PLAN TO ATTEND THE MEETING.

                            TRANSITION SYSTEMS, INC.
                                One Boston Place
                          Boston, Massachusetts 02108
                                 (617) 723-4222

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 11, 1997

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about January 10, 1997 in connection with the solicitation by the Board of Directors of Transition Systems, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts, at 10:00 A.M. on Tuesday, February 11, 1997, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder, however, the shares covered by any executed proxy will be voted as recommended by management. Any stockholder may revoke his proxy at any time before it has been exercised.

     The Board of Directors of the Company has fixed the close of business on Friday, December 13, 1996, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. At the close of business on the record date, there were issued and outstanding 16,868,057 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), entitled to cast 16,868,057 votes.

                         QUORUM AND TABULATION OF VOTES

     The By-Laws of the Company provide that a quorum at the Annual Meeting shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect each director (Proposal
One). The affirmative vote of a majority of the shares of Common Stock properly cast at the Annual Meeting will be necessary to approve the Company's independent accountants (Proposal Two). Abstentions, votes "withheld" from director-nominees, and broker "non-votes" will not be included in calculating the number of votes cast on such Proposals.

     Votes will be tabulated by the Company's transfer agent, The First National Bank of Boston. The vote on each matter submitted to stockholders will be tabulated separately.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Board of Directors has nominated for election as Class I directors Robert S. Hillas and Allen F. Wise, each of whom is currently a director of the Company. Each director elected at the Annual Meeting will hold office until the date of the third annual meeting following the Annual Meeting and thereafter until his successor is elected and qualified or until he sooner dies, resigns, is removed, or becomes disqualified.

     Each of the nominees has agreed to serve if elected, and the Company has no reason to believe that either nominee will be unable to serve. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO INDIVIDUALS NAMED ABOVE AS CLASS I DIRECTORS OF THE COMPANY.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

             NAME               AGE                            POSITION
------------------------------  ----    ------------------------------------------------------
Robert F. Raco................    59    President, Chief Executive Officer and Director
Robert E. Kinney..............    42    Chief Financial Officer
Donald C. Cook................    44    Senior Vice President of Research and Development
Christine Shapleigh, M.D......    48    Senior Vice President of Sales and Marketing
Anthony R. Fonze..............    45    President of Enterprising HealthCare, Inc.; Vice
                                        President of the Company
Randy L. Thomas...............    42    Vice President of Marketing
Thomas H. Zajac...............    36    Vice President of Operations
Paula J. Malzone..............    33    Treasurer and Controller
Patrick T. Hackett(1)(2)......    35    Director
Robert S. Hillas(1)(2)........    48    Director
Peter W. Van Etten............    50    Director
Allen F. Wise.................    54    Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Mr. Raco has been President and Chief Executive Officer of the Company since 1990 and a director of the Company since 1986. Mr. Raco joined the Company at its inception and served as Executive Vice President and Chief Operating Officer of the Company from 1986 to 1989. Mr. Raco previously served as Vice President of Information Services at New England Medical Center, Inc. ("NEMC") until 1990. Mr. Raco has more than twenty years of experience in the information processing field.

     Mr. Kinney became the Chief Financial Officer of the Company in February 1996. From 1992 to 1995, Mr. Kinney served as Vice President and Chief Financial Officer of Analytical Technology, Inc., a manufacturer and distributor of analytical instruments which was affiliated with E.M. Warburg, Pincus & Co., Inc. ("Warburg, Pincus"), a private investment firm. From 1986 to 1992, Mr. Kinney served as Chief Financial Officer and Treasurer of Orion Research, Inc., a manufacturer and distributor of laboratory meters and supplies.

     Mr. Cook joined the Company at its inception and has served as Senior Vice President of Research and Development since 1995. Mr. Cook also served as a Director of the Company from January to February 1996. From 1985 to 1995, Mr. Cook served as Vice President, with responsibilities in research and development.

     Dr. Shapleigh joined the Company at its inception and, since 1995, has served as Senior Vice President of Sales and Marketing. Dr. Shapleigh served as Vice President, with responsibilities in sales and marketing, from 1985 to 1995.

     Ms. Thomas has served as Vice President of Marketing since 1995. Ms. Thomas joined the Company in 1990 and has served in numerous positions, including Director of Product Planning from 1994 to 1995, Assistant to the President from 1993 to 1994, Director of Customer Services from 1992 to 1993 and Product Manager from 1990 to 1992.

     Mr. Zajac has served as Vice President of Operations since 1993. Mr. Zajac joined the Company in 1987 and served as Vice President of Implementation from 1991 to 1993, National Director of Implementation from 1989 to 1991 and Regional Director of Implementation from 1987 to 1989.

     Mr. Fonze has served as President of Enterprising HealthCare, Inc. ("EHI"), a vendor of integration services and products acquired by the Company in July 1996, since February 1994 and as a Vice President of the Company since August 1996. Mr. Fonze previously served as Senior Vice President, New Products, of

Sunquest Information Systems, Inc., a developer of clinical information systems, from July 1991 to January 1994. In May 1990, Mr. Fonze founded Memorable Technology, a technical education company, and served as its President from inception until July 1994.

     Ms. Malzone was elected Treasurer of the Company in February 1996 and has served as Controller of the Company since 1993. Prior to joining the Company, Ms. Malzone was employed by Phoenix Technologies, Ltd., a software company, where she was a Divisional Controller from 1990 to 1993 and a Treasury Analyst from 1989 to 1990. From 1986 to 1989, Ms. Malzone was employed as a certified public accountant by Coopers & Lybrand L.L.P.

     Mr. Hackett became a director of the Company in January 1996. Since 1994, Mr. Hackett has been a Managing Director of Warburg, Pincus. Mr. Hackett served as an Associate at Warburg, Pincus from 1990 to 1991 and as Vice President from 1991 to 1993. Mr. Hackett is currently a Director of TheraTx, Incorporated and several privately held companies.

     Mr. Hillas became a director of the Company in January 1996. Since 1993, Mr. Hillas has served as a Managing Director of Warburg, Pincus. Previously, Mr. Hillas was a partner of DSV Management Ltd., a venture capital investment firm and its affiliated venture capital partnerships. Mr. Hillas is currently a Director of Advanced Technology Materials, Inc., United States Filter Corporation and several privately held companies.

     Mr. Van Etten became a director of the Company in April 1996. Since 1994, Mr. Van Etten has been President and Chief Executive Officer of Stanford Health Services. Mr. Van Etten served as Chief Financial Officer of Stanford University from 1991 to 1994 and as Deputy Chancellor for Management and Finance at University of Massachusetts Medical Center and Chief Executive Officer of the University of Massachusetts Hospital from 1989 to 1991. Previously, Mr. Van Etten served as President and Chief Executive Officer of the Company from 1985 to 1989, and as Chief Financial Officer of NEMC from 1981 to 1989.

     Mr. Wise became a director of the Company in April 1996. Since October 1996, Mr. Wise has served as President and Chief Executive Officer of Coventry Corporation, a publicly traded managed health company. From October 1995 to October 1996, Mr. Wise served as Executive Vice President for Administration of United Healthcare Corporation, a managed care company. From January to September 1995, Mr. Wise served as Executive Vice President for Administration for The MetraHealth Companies, Inc., a health insurance company. Mr. Wise also served as President and Chief Executive Officer of Wise Health Systems, Inc., a company affiliated with Warburg, Pincus, during 1994. From 1991 to 1994, Mr. Wise served as Chief Executive Officer of Keystone Health Plan East, a Pennsylvania health maintenance organization, and as Chief Operating Officer of its parent company, Independence Blue Cross. Mr. Wise is a director of NCO Group, Inc.

     The Board of Directors is divided into three classes. One class of directors is elected each year at the annual meeting of stockholders for a term of office expiring after three years. The current terms of Messrs. Hillas and Wise expire at the Annual Meeting on February 11, 1997; if reelected, their new terms will expire in 2000. The terms of Messrs. Hackett and Van Etten will expire in 1998 and the term of Mr. Raco will expire in 1999. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. Executive officers of the Company are elected annually by the Board of Directors and serve until the first meeting of the directors following the next annual meeting of stockholders and until their respective successors are duly elected and qualified. There are no family relationships among the directors and executive officers of the Company.

COMMITTEES AND MEETINGS OF THE BOARD

     During the fiscal year ended September 30, 1996 ("fiscal 1996"), the Board met nine times and acted by unanimous written consent seven times. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

     The Company has a Compensation Committee and an Audit Committee but does not have a nominating committee or other committee performing similar functions. The Compensation Committee (currently composed of Messrs. Hackett and Hillas) provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company and administers the Company's 1995 Amended and Restated Incentive and Non-Statutory Stock Option Plan (the "Stock Option Plan") and the Company's 1996 Employee Stock Purchase Plan. The Compensation Committee met twice during fiscal 1996 and acted three times by unanimous written consent during that year. The Audit Committee (currently composed of Messrs. Hackett and Hillas) reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants as well as other matters which may come before the Committee or at the direction of the Board of Directors. The Audit Committee, created in February 1996, did not meet or act by written consent during fiscal 1996.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

     Each non-employee director of the Company serves without compensation but is reimbursed, upon request, for expenses incurred in attending meetings of the Board of Directors. Directors who are employees of the Company are not paid any separate fees for serving as directors. Mr. Raco, a current director of the Company, and Mr. Cook, a former director of the Company, have received grants of stock options pursuant to the Stock Option Plan. See "Option Grants in Last Fiscal Year." Upon joining the Board of Directors in April 1996, Messrs. Van Etten and Wise each received non-statutory options to purchase 28,700 shares of Common Stock at an exercise price equal to the initial public offering price of $18.00 per share.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation earned by the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers who earned in excess of $100,000 during fiscal 1996 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                    ANNUAL COMPENSATION                -------------
                                        -------------------------------------------     SECURITIES
                                                                    OTHER ANNUAL        UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)    COMPENSATION($)(1)    OPTIONS(#)(2)    COMPENSATION($)(3)
-----------------------------   ----    ---------    --------    ------------------    -------------    ------------------
Robert F. Raco...............   1996    $200,000     $100,000               --             300,934            $4,750
President and Chief Executive   1995     193,712     200,000                --           1,139,608             4,620
Officer
Thomas H. Zajac..............   1996     127,050      50,000                --                  --             4,590
Vice President of Operations    1995     127,316      70,000                --             325,650             4,214
Donald C. Cook...............   1996     127,000      50,000                --             233,800             5,016
Senior Vice President of        1995     122,750     100,000                --             651,300             4,930
Research and Development
Christine Shapleigh..........   1996     126,000      50,000                --             111,556             4,762
Senior Vice President of        1995     120,995      75,000                --             651,300             5,145
Sales and Marketing
Randy L. Thomas..............   1996     100,000      25,000                --                  --             4,805
Vice President of Marketing     1995      95,192      35,000                --             162,658             5,028

---------------

(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive's total annual salary and bonus.

(2) Represents shares of Common Stock issuable upon exercise of stock options granted under the Stock Option Plan.

(3) The amounts reported represent contributions made by the Company pursuant to the Company's 401(k) Plan for fiscal 1996 and for the fiscal year ending September 30, 1995 ("fiscal 1995").

     Option Grants in Last Fiscal Year. The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted under the Stock Option Plan during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                    ----------------------------------------------------------------       VALUE AT ASSUMED
                      NUMBER OF        PERCENT OF                                        ANNUAL RATE OF STOCK
                     SECURITIES      TOTAL OPTIONS                                      PRICE APPRECIATION FOR
                     UNDERLYING        GRANTED TO      EXERCISE                             OPTION TERM(1)
                       OPTIONS        EMPLOYEES IN       PRICE                          ----------------------
       NAME         GRANTED(#)(2)    FISCAL YEAR(3)    ($/SH)(4)    EXPIRATION DATE      5%($)        10%($)
------------------- -------------    --------------    ---------    ----------------    --------    ----------
Robert F. Raco.....    300,934            29.4%          $3.90      February 2, 2006    $738,098    $1,870,484
Thomas H. Zajac....         --              --              --      --                        --            --
Donald C. Cook.....    233,800            22.9            3.90      February 2, 2006     573,439     1,453,206
Christine
  Shapleigh........    111,556            10.9            3.90      February 2, 2006     273,612       693,387
Randy L. Thomas....         --              --              --      --                        --            --

---------------

(1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(2) Represents shares of Common Stock issuable upon exercise of incentive stock options and non-statutory stock options granted under the Stock Option Plan. All such options were granted on February 2, 1996 and vest approximately 30% on August 2, 1997 and an additional 10% every six months thereafter.

(3) The Company granted to employees options to purchase an aggregate of 1,022,164 shares of Common Stock in fiscal 1996 pursuant to the Stock Option Plan.

(4) All options were granted at fair market value as determined by the Compensation Committee on the date of grant. The Compensation Committee determined the market value of the Common Stock based on various factors, including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance and the Company's future prospects.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1996 and stock options held as of September 30, 1996 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                            SHARES                        UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                           ACQUIRED      VALUE            AT FISCAL YEAR-END               AT FISCAL YEAR END($)(1)
                              ON        REALIZED   ---------------------------------   ---------------------------------
          NAME            EXERCISE(#)    ($)(2)    EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
------------------------- -----------   --------   --------------   ----------------   --------------   ----------------
Robert F. Raco...........   321,308     $867,532       818,300           300,934         $ 16,202,340      $5,145,971
Thomas H. Zajac..........        --           --       108,550           217,100            2,149,290       4,298,580
Donald C. Cook...........   158,650      428,355       492,650           233,800            9,754,470       3,977,980
Christine Shapleigh,
  M.D....................   158,650      428,355       492,650           111,556            9,754,470       2,208,809
Randy L. Thomas..........        --           --        54,219           108,439            1,073,536       2,147,092

---------------

(1) Value is based on the last sale price of the Common Stock ($21.00 per share) on September 30, 1996, as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

(2) There was no public trading market for the Common Stock on the exercise date; accordingly, value is based on the fair market value of the Common Stock on the exercise date, as determined by the Board of Directors, less the applicable option exercise price.

EMPLOYMENT AGREEMENTS

     In connection with the Company's recapitalization in January 1996 (the "Recapitalization"), the Company executed employment agreements with Messrs. Raco and Cook and Dr. Shapleigh. The Company agreed to employ Messrs. Raco and Cook and Dr. Shapleigh as President and Chief Executive Officer, Senior Vice President of Research and Development and Senior Vice President of Sales and Marketing, respectively, at annual salaries of not less than $200,000, $127,000 and $126,000, respectively, plus bonuses as determined by the Board of Directors. The employment agreements have an initial term of two years and are subject to automatic annual renewal unless terminated by either party upon 90 days' advance notice. The agreements entitle these executive officers to participate in the health, insurance, pension and other benefits, if any, generally provided to senior executive officers of the Company, but in no event on terms less favorable than those provided to such executive officers immediately before the Recapitalization.

     In connection with the acquisition of EHI in July 1996, the Company executed an employment agreement with Anthony R. Fonze and EHI. The parties agreed that Mr. Fonze would serve as the President of EHI and as a Vice President of the Company at an annual salary of not less than $130,000 plus an annual cash bonus of up to $130,000 if performance goals determined by the EHI Board of Directors are met. The Company agreed to grant to Mr. Fonze a stock option to purchase an aggregate of 105,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company also agreed, at the written request of Mr. Fonze within thirty days of the date of the agreement, to replace that option with another option identical to the original except that the exercise price would be the fair market value of the Common Stock on the business day following such written request. The agreement has an initial term of one year and is subject to automatic annual renewal unless terminated by either EHI or Mr. Fonze upon 90 days' advance notice. The agreements also entitles Mr. Fonze to participate in the health, insurance, pension and other benefits, if any, generally provided to executive officers of the Company.

     The agreements contain covenants prohibiting the solicitation of employees and the solicitation of customers during certain periods, covenants prohibiting the improper disclosure of confidential information at any time, as well as provisions assigning to the Company all inventions made or conceived by the executive officer during his or her employment with the Company. Each of these executive officers other than Mr. Fonze agreed with the Company that, with certain exceptions, until two years after the termination of his or her employment with the Company, he or she would not participate in any capacity in any business activities with respect to software products for the health care industry (and related consulting services) in the areas of cost accounting, case management, product line management, comparative utilization management and budgeting, building and measuring resource protocols. Mr. Fonze agreed that, with certain exceptions, until two years after the termination of his employment with the Company, he would not participate in any business activity with respect to healthcare decision support systems or the development, production, marketing or selling of products, processes, techniques or technology that are identical to, substantially similar to or competitive with the products developed, produced, marketed or sold by EHI or the Company during his employment.

     The Company may terminate the employment of any of these executive officers upon thirty days written notice or upon the death or extended disability of the executive officer or for just cause (as defined). In general, the employment agreements provide that, in the event the Company materially defaults in the performance of its obligations under the agreement and fails to cure its default within 30 days of notice of such default, the executive officer may terminate the agreement for good reason (as defined). If the employment of the executive officer is terminated by the Company without just cause or by the executive officer for good reason, the employment agreements require the Company to continue to pay the executive officer's salary and health and insurance benefits for a period of one year after such termination, less any amounts received by the executive officer from subsequent employment during such period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From October to December 1995, the Compensation Committee consisted of John
F. Rockart and Henry F. McCance. During that time, the Company was a subsidiary of New England Medical Center, Inc. ("NEMC") and Messrs. Rockart and McCance served as trustees of NEMC and members of its compensation committee. From December 1995 to January 1996, the Compensation Committee consisted of Jerome H. Grossman, M.D. and Frank W. Haydu III. Dr. Grossman had previously served as Chairman of the Board of Directors of the Company and as Chief Executive Officer of NEMC. During his tenure on the Compensation Committee, Mr. Haydu was a trustee and the acting Chief Executive Officer of NEMC. After the Recapitalization in January 1996, the Board elected Messrs. Hackett and Hillas to serve as the Compensation Committee. See "Certain
Transactions -- Recapitalization." Neither Mr. Hackett, Mr. Hillas nor any other member of the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on the board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee established by the Board of Directors is composed of two outside directors, Patrick T. Hackett and Robert S. Hillas. The Compensation Committee has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers. The following report summarizes the Company's executive officer compensation policies for fiscal 1996.

     Compensation Objectives

     The Company's executive compensation programs are generally designed to relate executive compensation to improvements in the Company's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are intended to:

     - establish incentives that will link executive officer compensation to the Company's financial performance and motivate executives to attain the Company's quarterly and annual financial targets; and

     - provide a total compensation package that is competitive within the software industry and that will assist the Company to attract and retain executives who will contribute to the long-term financial success of the Company.

     Executive Compensation

     The Company's executive compensation package consists of three principal components: (1) base salary; (2) bonuses tied to quarterly and annual earnings performance; and (3) long-term incentive compensation in the form of stock options under the Company's Stock Option Plan. The Company's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, a 401(k) retirement plan and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans.

     The Company's executive compensation policy emphasizes bonuses and stock options which align the interests of management with the stockholders' interest in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term. Consistent with this approach, in fiscal 1996 a substantial part of cash compensation for all executives was tied to the Company's performance. Executive officers' base salaries generally were not increased for fiscal 1996. Bonuses were awarded to the Company's executive officers for fiscal 1996 in recognition of the Company's improved financial performance, including growth of the Company's total revenue from $27.4 million in fiscal 1995 to $34.3 million in fiscal 1996 and an increase in operating income from $9.5 million in fiscal 1995 to $10.6 million in fiscal 1996. However, in recognition of the fact that the Company, despite this growth, had failed to meet its internal revenue and net income targets for the fourth quarter and for the fiscal year, bonuses were at a reduced level in comparison to fiscal 1995.

     Each of Robert F. Raco, Robert E. Kinney, Donald C. Cook, Christine Shapleigh, M.D., Anthony R. Fonze and Paula J. Malzone was awarded stock options under the Company's Stock Option Plan during fiscal 1996. As indicated in the table captioned "Option Grants in Last Fiscal Year" above, each of Messrs. Raco and Cook and Dr. Shapleigh received a substantial option grant in February 1996, following the Recapitalization of the Company in January 1996. These large awards, which were intended to align these three senior executives' interests with those of the Company's stockholders by providing them with a substantial equity stake in the recapitalized Company, are not expected to be indicative of the size of awards to be received by the current executive officers of the Company in the future. Vesting of the options granted to Messrs. Raco and Cook and Dr. Shapleigh in February 1996 commences 18 months after the date of grant and is complete five years after the date of grant. The Compensation Committee believes that the grant of options that vest over an extended period provides significant incentive for executive officers to continue their efforts on behalf of the Company and to create long-term value for the Company's stockholders.

     Chief Executive Officer Compensation

     Consistent with the overall executive officer compensation policy, the Company's approach to the Chief Executive Officer's compensation package in fiscal 1996 was to be competitive with other high growth companies in the software industry and to tie a large percentage of the Chief Executive Officer's total compensation package to Company performance. The Compensation Committee believes that this approach provides additional incentive to Mr. Raco to achieve the Company's performance goals and enhance stockholder value. His base salary, which was unchanged for fiscal 1996, is designed to give him assurance of a base level of compensation consistent with his position and duration of employment with the Company and competitive with salaries for officers holding comparable positions in the software industry. As in the case of the other Named Executive Officers, Mr. Raco's bonus for fiscal 1996 was less than in fiscal 1995, in recognition of the fact that the growth of the Company's total revenue and operating income during the fiscal year, while substantial, fell short of the Company's expectations. As indicated above, Mr. Raco's February 1996 option grant was intended as a one-time adjustment to ensure that his equity position in the Company was commensurate with his seniority and responsibilities, rather than as recognition of the Company's or his individual performance in fiscal 1996.

     Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer and the four most highly compensated officers of the Company (other than the Chief Executive Officer) in any fiscal year, unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance. The aggregate base salaries and bonuses of the Company's executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under the Company's Stock Option Plan are intended to qualify as performance-based compensation.

                                          The Compensation Committee

                                          Patrick T. Hackett
                                          Robert S. Hillas

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies and a published industry index, the Nasdaq Computer & Data Processing Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indexes are calculated assuming $100 was invested on April 18, 1996, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry indexes is shown on a total return (dividends reinvested) basis.

                 COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN*
       AMONG TRANSITION SYSTEMS, INC., THE NASDAQ STOCK MARKET - US INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

        MEASUREMENT PERIOD            TRANSITION SYS-      NASDAQ STOCK      NASDAQ COMPUTER &
      (FISCAL YEAR COVERED)             TEMS, INC.           MARKET-US       DATA PROCE SSING
4/18/96                                    100                 100                 100
4/96                                       135                 105                 106
5/95                                       169                 110                 110
6/96                                       158                 105                 106
7/96                                       106                  95                  95
8/96                                       126                 101                  97
9/96                                       117                 108                 108

* $100 INVESTED ON 4/18/96 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                              CERTAIN TRANSACTIONS

RECAPITALIZATION

     On December 8, 1995, the Company entered into a Recapitalization Agreement with Warburg, Pincus Ventures, L.P. ("WP Ventures") and each of the then stockholders of the Company (such agreement, as amended on January 23, 1996, is referred to herein as the "Recapitalization Agreement"). On January 24, 1996 the Company completed the Recapitalization as follows. The Company repurchased 28,592,404 shares of Common Stock, or 87.4% of the shares of Common Stock then issued and outstanding on a fully diluted basis from NEMC, then the Company's majority stockholder, and the other stockholders of the Company for an aggregate purchase price of approximately $111.4 million. The Company repurchased: (i) 22,748,740 shares of Common Stock from NEMC for approximately $88.6 million;
(ii) 2,599,856 shares of Common Stock from Jerome H. Grossman, M.D., who until then had served as Chairman of the Board of the Company and who was formerly the Chief Executive Officer of NEMC, for approximately $10.1 million; (iii) 601,200 shares of Common Stock from a former employee of the Company for approximately $2.3 million; and (iv) 334,000 shares of Common Stock from Ross W. Jamison, then an executive officer of the Company, for approximately $1.3 million. To finance the repurchase of these shares, the Company: (i) issued to WP Ventures and NationsBanc Investment Corporation ("NIC") an aggregate of 20,000 shares of Series A Non-Voting Preferred Stock, 33,612 shares of Series B Convertible Preferred Stock and 1,388 shares of Series C Non-Voting Convertible Preferred Stock, in each case at a purchase price of $1,000 per share, for an aggregate purchase price of $55.0 million; (ii) issued to NIC certain senior subordinated notes (the "Senior Subordinated Notes") and a warrant to purchase 297,928 shares of Non-Voting Common Stock (the "Warrant") for an aggregate purchase price of $10.0 million; and (iii) borrowed $40.0 million pursuant to the terms of a secured credit agreement with a lending group for which NationsBank, N.A., an affiliate of NIC, was acting as agent and as a lender. The Series B Convertible Preferred Stock and Series C Non-Voting Convertible Preferred Stock issued in the Recapitalization were convertible into 8,627,310 shares of Common Stock and 356,262 shares of Non-Voting Common Stock, par value $.01 per share, respectively. The Company assigned a value of $395,000 to the Warrant, based upon an independent appraisal obtained by the Company. The $40.0 million borrowing consisted of a term loan (the "Term Loan") of $35.0 million and an advance of $5.0 million (the "Advance") under a $15.0 million revolving credit facility. Upon the closing of the Company's initial public offering in April 1996, all then outstanding shares of Series B Convertible Preferred Stock and Series C Non-Voting Convertible Preferred Stock converted into shares of Common Stock and Non-Voting Common Stock, respectively. The Company used approximately $20.5 million of the net proceeds from its initial public offering to redeem the outstanding shares of Series A Non-Voting Preferred Stock, of which approximately $13.9 million, $4.7 million and $1.9 million were paid to WP Ventures, TSI Investment Partners, L.P. ("TSI Partners") and NIC, respectively. The Company used approximately $50.0 million of the net proceeds from its initial public offering to repay in full the Senior Subordinated Notes, the Term Loan and the Advance. All of such $50.0 million was paid to NIC and an affiliate of NIC.

     In connection with the Recapitalization, WP Ventures purchased: (i) 1,323,308 shares of Common Stock from Mr. Raco for approximately $5.2 million;
(ii) 492,650 shares of Common Stock from Mr. Cook for approximately $1.9 million; and (iii) 492,650 shares of Common Stock from Dr. Shapleigh for approximately $1.9 million. WP Ventures then contributed the shares of Common Stock acquired from these individuals to the Company as part of the purchase price of the Series B Convertible Preferred Stock acquired by WP Ventures. On December 8, 1995, the Compensation Committee of the Board of Directors voted to accelerate the vesting of options to purchase 1,139,608, 651,300 and 651,300 shares of Common Stock then held by Messrs. Raco and Cook and Dr. Shapleigh, respectively, so that such options would become exercisable in full immediately before the closing of the Recapitalization. In connection with the Recapitalization, Messrs. Raco and Cook and Dr. Shapleigh exercised options to purchase 321,308, 158,650 and 158,650 shares of Common Stock, respectively, and sold such shares to WP Ventures.

     Under the terms of an Escrow Agreement entered into in connection with the Recapitalization, an aggregate of $15.0 million (the "Escrow Fund") was withheld from the proceeds payable to the selling stockholders and deposited with a bank as escrow agent. This deposit represented, as to each selling stockholder, a percentage of the total purchase price due for the shares of Common Stock sold to the Company or WP Ventures. No Company funds are in the Escrow Fund. As required by the Recapitalization Agreement, the Escrow Fund provides a source of funds for the indemnification of WP Ventures and NIC and their affiliates, officers, directors and employees for any Losses (as defined in the Recapitalization Agreement) resulting from a breach of the representations and warranties of the Company and the selling stockholders made in the Recapitalization Agreement, subject to certain limitations. On January 1, 1997, the escrow agent will distribute to the selling stockholders the Escrow Fund, including accrued interest, less amounts paid to the indemnitees from the Escrow Fund and less reserves for open claims.

     The Company incurred a non-cash compensation charge of $3.0 million as a result of its acquisition of the shares issued to Messrs. Raco and Cook and Dr. Shapleigh pursuant to their exercise of stock options. In addition, the Company wrote off in the quarter ended June 30, 1996, approximately $3.6 million of capitalized financing costs attributable to the indebtedness incurred in connection with the Recapitalization, which indebtedness was repaid out of the proceeds of the Company's initial public offering.

ENTERPRISING HEALTHCARE, INC.

     In July 1996, the Company acquired substantially all of the outstanding capital stock of EHI from Anthony R. Fonze and the other stockholders of EHI for aggregate consideration of $1.7 million, of which Mr. Fonze received approximately $1.4 million. In connection with this transaction, the Company also paid Mr. Fonze approximately $100,000 in satisfaction of a promissory note of EHI payable to Mr. Fonze.

NON-COMPETITION AGREEMENTS

     For a discussion of certain employment agreements containing non-competition covenants, see "Remuneration of Directors and Executive Officers -- Employment Agreements."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on December 13, 1996, there were issued and outstanding 16,868,057 shares of Common Stock entitled to cast 16,868,057 votes. On December 13, 1996, the last sale price of the Company's Common Stock as reported by the Nasdaq National Market was $12.6875 per share.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 13, 1996 by
(i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; (iii) the Named Executive Officers and (iv) all directors, director nominees and executive officers of the Company as a group. The information as to each person has been furnished by such person.

                                                                         SHARES BENEFICIALLY
                                                                               OWNED(1)
                                                                       ------------------------
NAMES AND ADDRESSES OF BENEFICIAL HOLDERS                               NUMBER          PERCENT
-----------------------------------------                              --------         -------
Warburg, Pincus Ventures, L.P........................................  6,125,000          36.3%
466 Lexington Avenue
New York, New York 10017
Patrick T. Hackett...................................................  6,125,000(2)       36.3
c/o Warburg, Pincus Ventures, L.P.
466 Lexington Avenue
New York, New York 10017

                                                                         SHARES BENEFICIALLY
                                                                               OWNED(1)
                                                                       ------------------------
NAMES AND ADDRESSES OF BENEFICIAL HOLDERS                               NUMBER          PERCENT
-----------------------------------------                              --------         -------
Robert S. Hillas.....................................................  6,125,000(2)       36.3
c/o Warburg, Pincus Ventures, L.P.
466 Lexington Avenue
New York, New York 10017
TSI Investment Partners, L.P.(3).....................................  2,041,837          12.1
404 Wyman Street, Suite 365
Waltham, Massachusetts 02154
NationsBanc Investment Corporation...................................  1,114,663(4)        6.4
100 North Tryon Street, 10th Floor
Charlotte, North Carolina 28255
Robert F. Raco.......................................................   823,300(5)         4.7
Donald C. Cook.......................................................   500,000(6)         2.9
Christine Shapleigh, M.D. ...........................................   495,650(7)         2.9
Thomas H. Zajac......................................................   109,550(8)           *
Peter W. Van Etten...................................................    28,700(9)           *
Allen F. Wise........................................................    28,700(9)           *
Randy L. Thomas......................................................       100(10)          *
All directors, director nominees and executive officers as a group     8,128,310(11)      43.1
  (12 persons).......................................................

---------------

* Less than one percent.

(1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Amounts shown for each stockholder include all shares of Common Stock issuable upon exchange of shares of Non-Voting Common Stock, together with shares subject to stock options exercisable within 60 days of the date of this table. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. As of December 13, 1996, there were 16,868,057 shares of Common Stock outstanding. The foregoing number does not include 356,262 shares of outstanding Non-Voting Common Stock.

(2) Represents shares held by WP Ventures, of which Messrs. Hackett and Hillas may be deemed to have beneficial ownership. Messrs. Hackett and Hillas disclaim beneficial ownership of the shares held by WP Ventures.

(3) The general partner of TSI Partners, TSI General Partner, L.L.C., and its Managers, Frederick L. Bryant, Donald B. Hebb, Jr. and Timothy T. Weglicki, may each be deemed to have beneficial ownership of shares held by TSI Partners.

(4) Includes 356,262 shares of Common Stock issuable upon exchange of outstanding shares of Non-Voting Common Stock and 297,928 shares of Common Stock issuable upon exchange of 297,928 shares of Non-Voting Common Stock issuable upon exercise of a warrant.

(5) Represents 5,000 shares held by the spouse of Mr. Raco and 818,300 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 300,934 shares subject to options not exercisable within 60 days of the date of this table.

(6) Represents 1,250 shares held in custody by the spouse of Mr. Cook for the benefit of Mr. Cook's two minor children, 6,100 shares held by the spouse of Mr. Cook and 492,650 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 233,800 shares subject to options not exercisable within 60 days of the date of this table.

(7) Includes 2,000 shares held in custody by Dr. Shapleigh for the benefit of her two minor children and 492,650 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 111,556 shares subject to options not exercisable within 60 days of the date of this table.

(8) Includes 108,550 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 217,100 shares subject to options not exercisable within 60 days of the date of this table.

(9) Represents 28,700 shares subject to stock options exercisable within 60 days of the date of this table.

(10) Represents 100 shares held by Ms. Thomas for the benefit of her minor child. Does not include 108,439 shares subject to options not exercisable within 60 days of the date of this table.

(11) See Notes (2) and (5) through (10).

                               CHANGE IN CONTROL

     The Recapitalization effected on January 24, 1996 resulted in a change in control of the Company. On such date, WP Ventures acquired a majority of the outstanding voting Common Stock of the Company and the Company ceased to be controlled by NEMC. For a description of the transactions which resulted in the change in control, see "Certain Transactions -- Recapitalization." As of December 13, 1996, WP Ventures beneficially owned 6,125,000 shares of voting Common Stock, or approximately 36.3% of the outstanding voting Common Stock. See "Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholders." There are no arrangements or understandings among WP Ventures, NEMC and their affiliates with respect to the election of directors.

     In order to finance a portion of the Recapitalization, the Company (i) issued the Senior Subordinated Notes, together with the Warrant, for an aggregate purchase price of $10.0 million and (ii) borrowed $40.0 million including the Term Loan and the $5.0 million Advance under a secured revolving credit facility (the "Revolving Credit Facility"). The Senior Subordinated Notes bore interest at 13.0% per annum, payable quarterly in arrears based on a 360-day year. At the Company's election pursuant to the terms of the Term Loan and the Revolving Credit Facility, both the Term Loan and the Advance bore interest until April 24, 1996 at a eurodollar-based rate equal to 8.0% per annum. Interest under the two loans was payable in arrears at the end of the applicable interest rate period, but no less frequently than quarterly.

     The principal amount of the Senior Subordinated Notes was due in four installments of $2.5 million on each of July 31, 2002, January 31, 2002, July 31, 2002 and January 31, 2003. The principal amount of the Term Loan was due in twenty quarterly installments commencing March 30, 1996 and ending January 24, 2001. The Advance was payable on January 24, 2001 or earlier in accordance with the terms of the Revolving Credit Facility. In April 1996, the Company used approximately $50.0 million of the net proceeds from its initial public offering to repay in full the Senior Subordinated Notes, the Term Loan and the Advance.

     In order to finance the remaining portion of the recapitalization, the Company issued certain of its equity securities. See "Certain
Transactions -- Recapitalization."

                                  PROPOSAL TWO
                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     Although Massachusetts law does not require that the selection by the Board of Directors of the Company's accountants be approved each year by the stockholders, the Board believes it is appropriate to submit its selection to the stockholders for their ratification. The Board of Directors recommends that the stockholders ratify the appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent accountants to audit the financial statements of the Company for the fiscal year ending September 30, 1997.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1996 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 1996, or written representations that Form 5 was not required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

                                  SOLICITATION

     No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1998 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its Executive Offices no later than September 12, 1997.

     In addition, the Company's By-Laws provide that a stockholder must give written notice to the Company not less than sixty days prior to the scheduled annual meeting describing any proposal to be brought before such Meeting, even if such item is not to be included in the Company's proxy statement relating to such Meeting. Such procedural requirements are fully set forth in Article III of the Company's By-Laws. To bring an item of business before the 1998 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Clerk of the Company no later than Friday, December 12, 1997.

                                 MISCELLANEOUS

     The Board does not intend to present to the Annual Meeting any business other than the proposals listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                             AVAILABLE INFORMATION

     STOCKHOLDERS OF RECORD ON DECEMBER 13, 1996 WILL RECEIVE A PROXY STATEMENT AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS, WHICH CONTAINS DETAILED FINANCIAL INFORMATION CONCERNING THE COMPANY. THE COMPANY WILL MAIL, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) TO ANY STOCKHOLDER SOLICITED HEREBY WHO REQUESTS IT IN WRITING. PLEASE SUBMIT ANY SUCH WRITTEN REQUEST TO MS. PAULA MALZONE, TREASURER AND CONTROLLER, TRANSITION SYSTEMS, INC., ONE BOSTON PLACE, BOSTON, MASSACHUSETTS 02108.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF TRANSITION SYSTEMS, INC. A STOCKHOLDER WISHING TO
                 VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF
                    THE BOARD OF DIRECTORS NEED ONLY SIGN AND
                        DATE THIS PROXY AND RETURN IT IN
                              THE ENCLOSED ENVELOPE.






                                  DETACH HERE


                            TRANSITION SYSTEMS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 11, 1997
P
R       The undersigned stockholder of Transition Systems, Inc. (the "Company"),
O revoking all prior proxies, hereby appoints Robert F. Raco, Robert E. Kinney X and Paula J. Malzone, or any of them acting singly, proxies, with full power Y of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts, on Tuesday, February 11, 1997, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting dated December 31, 1996 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO ONE OR BOTH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSAL OR PROPOSALS OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

                                                                     -----------
                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                                     -----------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1. To elect each of Robert S. Hillas and Allen F. Wise as Class 1 directors of the Company.

                               FOR          WITHHELD
                               [ ]            [ ]

   [ ]
   -------------------------------------------------
   For both nominees except as noted above

                                                           FOR  AGAINST  ABSTAIN
2. To ratify the appointment by the Board of Directors of
   Coopers & Lybrand L.L.P. as the Company's independent   [ ]    [ ]      [ ]
   public accountants for the fiscal year ending September
   30, 1997.

                      MARK HERE                  MARK HERE
                     FOR ADDRESS    [ ]         IF YOU PLAN   [ ]
                     CHANGE AND                  TO ATTEND
                     NOTE AT LEFT               THE MEETING


Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

Please sign exactly as name(s) appear on stock certificate. If shares are held by joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature_________________Date__________Signature_________________Date__________